Exhibit 10.1

Tanya Rhodes	Banc of America Leasing & Capital, LLC
Senior Vice President	CA5-705-04-01

555 California Street - 4th Floor

San Francisco, CA94104

415.765.7385
415.343.0501

415.298.6540

tanya.rhodes@baml.com

April 2, 2015

Mr. Gregory Skinner

Chief Financial Officer

Landec Corporation

3603 Haven Ave

Menlo Park, CA 94025

Re: Loan Financing Proposal

Dear Gregory:

Banc of America Leasing & Capital, LLC ("BAL") is pleased to submit to Landec Corporation (the “Borrower”) the loan financing proposal described in the attached Summary of Principal Terms and Conditions (the "Term Sheet"). Please review the Term Sheet and contact me if you have any questions.

This proposal letter and the Term Sheet (collectively, the “Proposal”) include only a brief description of the principal terms of the proposed transaction, and are intended for discussion purposes only, and are subject to the satisfactory completion of BAL’s credit, legal and investment approval process. The Proposal (i) is not intended to and does not create any binding legal obligation on the part of either party, and (ii) is not to be construed as a commitment or offer by BAL or any related entity to enter into the proposed transaction. The terms and conditions of the Proposal, except for the provisions concerning the Proposal Fee, shall be superseded by and shall no longer be effective upon the earlier of (i) the issuance of a commitment letter by BAL with respect to the Proposal, or (ii) the execution and delivery of final legal documentation with respect to the Proposal.

The Proposal must be accepted on or before April 16, 2015 in order for BAL to proceed with its consideration of the Proposal. To accept the Proposal, please sign the enclosed copy of the Proposal and return it to my attention at Banc of America Leasing & Capital, LLC, CA5-705-04-01, 555 California Street - 4th Floor, San Francisco, CA 94104 together with a check in the amount of the Proposal Fee described in the Term Sheet.

Thank you for allowing us the opportunity to present the Proposal to Landec Corporation.

Very truly yours, BANC OF AMERICA LEASING & CAPITAL, LLC Tanya Rhodes

The undersigned, by its authorized representative below, accepts the Proposal, agrees to furnish BAL, its successors and assigns, any information relating to the business or financial condition of Landec Corporation or its affiliates, and authorizes BAL, Bank of America, N.A. and their affiliates to disclose to, discuss with and distribute such information (and any information they may already have) to any other affiliates or proposed assignees or successors of BAL.

APIO, INC. (as “Borrower”)

By: _________________________________

Title: ________________________________

Date: ________________________________

Federal ID No.: _______________________

LANDEC CORPORATION (as “Guarantor”)

By: _________________________________

Title: ________________________________

Date: ________________________________

Federal ID No.: _______________________

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, leasing, equipment finance, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and members of SIPC, and, in other jurisdictions, by locally registered entities.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured ●May Lose Value ●Are Not Bank Guaranteed. ©2014 Bank of America Corporation

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Date:	April 2, 2015

Borrower:	Apio, Inc., (the “Borrower”).

Guarantor(s):	Landec Corporation, (the “Guarantor”).

Lender:	Banc of America Leasing & Capital, LLC (“BAL”) or its designee (the “Lender”).

Collateral:	The collateral consists of new equipment acceptable to the Lender (individually, an “Item of Equipment” and collectively, the “Collateral”).

Loan Amount:

An amount not to exceed $30,000,000 which may, with the Lender’s prior consent, include soft costs such as freight, installation and taxes paid up-front by the Lender not exceeding 20% of the total cost, provided that in no event may the total cost exceed the fair market value of the Collateral (the “Loan Amount”).

Security Interest:	The Lender shall have a first priority security interest in the Collateral.

Base Date:	No later than April 30, 2016, (the “Base Date”).

Loan Term:	60 months from the Base Date, (the “Loan Term”).

Terms of Payment:	Option A: Variable Rate Option
Borrower shall make 60 monthly installments of equal principal payments of 1.6667% of the Loan Amount plus interest in arrears. The “Interest Rate” in effect as of March 23, 2015 is 2.12%.

Interest Rate Adjustment: Interest shall be paid monthly on the unpaid principal balance at a rate of 195 basis points above the one month LIBOR from the Bloomberg Daily Summary on the first business day of the month prior to the month in which the monthly principal installment is due.

Option B: Fixed Rate Option
The Borrower shall make 60 monthly payments, each equal to 1.7889% of the Loan Amount (the “Payment Factor”), and payable in arrears. The indicative Payment Factor is based on the 2.5 year Swap (the “Index”) of 1.10% based on the Bloomberg Daily Summary of March 23, 2015 (the “Index Rate”). The “Interest Rate” in effect as of March 23, 2015 is 2.82%. This indicative Payment Factor shall be subject to adjustment as set forth hereinafter.

Interest Rate Adjustment: For Option B, the Interest Rate will be subject to a one time decrease or increase on or prior to the Base Date. Said increase or decrease shall be equal to the difference between the Index Rate referenced above, and the rate from the Bloomberg Daily Summary on or closest to the projected Base Date as determined by the Lender.

Please be advised that the proposed indicative pricing set forth above is only available for transactions that are fully funded or for specific collateral that has commenced funding under a progress payment agreement pursuant to this proposal within 180 days of the date of this Proposal. Thereafter, the Lender may at its discretion adjust its pricing to reflect adverse changes in its cost of funds or changes generally in market credit margins.

Progress Payments:	The Lender may approve partial payments (“Progress Payments”) from the signing of this proposal until April 30, 2016, (defined as the Utilization Period) to the equipment vendor or manufacturer before the Borrower’s acceptance of the equipment. Interest on such Progress Payments must be paid monthly and will accrue at the rate of 30-day LIBOR plus 125 bps divided by 360 days. If the equipment is not accepted under the Loan by the end of the Utilization Period, all applicable Progress Payments must be repaid together with accrued interest.

Prepayment:

The Borrower may prepay all (but not less than all) of the outstanding principal balance of the loan, together with all interest and late charges accrued through the date of prepayment and a prepayment charge (expressed as a percentage of the outstanding loan balance) calculated as follows:

Prepayment	Prepayment
Month	Charge

1 – 12	3%
13 – 24	2%
25 – 36	0%
37 – 60	0%

The loan may not be prepaid except as provided for in the loan documentation.

Filing Costs:	An invoice in the amount of $500 to cover the cost of UCC filings and searches will be included in the Borrower’s initial documentation package.

Documentation:

All documentation for the Proposal must be acceptable to the Lender, and will contain such terms, conditions, representations, warranties and indemnities as are customary for transactions of this type.

Proposal Fee:

By signing and returning the Proposal to the Lender, the Borrower agrees to the terms and conditions of the Proposal and agrees to pay a proposal fee in the amount of 0.50% of the Loan Amount (the "Proposal Fee"). The Proposal Fee is non-refundable in the event that the Lender approves and delivers to the Borrower a commitment for the transaction proposed herein (or as amended by mutual agreement of the parties). If the transaction is not approved by the Lender, the Proposal Fee shall be returned promptly, less the cost of credit verification and investigation and any out-of-pocket costs and expenses incurred by or any fees due to the Lender such as legal fees and appraisal costs.

Confidentiality:

This Proposal is delivered to the Borrower with the understanding that neither it nor any of its terms and conditions will be disclosed to any persons or entities, except those having a confidential relationship with the Borrower in relation to the Proposal or where disclosure is required by law.

Market Disruption:

Notwithstanding anything contained herein to the contrary, in the event any material change shall occur in the financial markets after the date of this Proposal, including but not limited to any governmental action or other event which materially adversely affects the extension of credit by banks, leasing companies or other lending institutions, the Lender may modify the indicative pricing described above.

USA Patriot Act Compliance:	The Borrower acknowledges that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

Disclaimer:	The transaction contemplated by this Proposal may be syndicated or assigned in whole or in part to one or more institutions. The Borrower agrees not to engage any other capital providers for the same or similar financing for a period of 90 days from the date of acceptance of the Proposal. BAL is authorized to disclose to any prospective participant or assignee any information it has or may receive regarding the Borrower, any Guarantor(s), the Equipment or the Proposal. By accepting the Proposal, each of the Borrower and any Guarantor(s) acknowledges and agrees that: (a) in connection with all aspects of the transaction contemplated by the Proposal, the Borrower and any Guarantor(s) and BAL and any affiliate through which it or they may be acting (the “BA Parties” and each a “BA Party”), have an arm’s-length business relationship that creates no fiduciary, advisory or agency duty on the part of any BA Party and each expressly disclaims any fiduciary, advisory or agency relationship; and (b) conflicts of interest may arise among any BA Party, the Borrower, any Guarantor(s) and other participants in the Proposal due to their role(s) in the Proposal and the differing interests and relationships among themselves and other parties, and the BA Parties are under no duty to disclose such conflicts of interests; and (c) the BA Parties may receive compensation from other parties to the Proposal. To the fullest extent permitted by law, the Borrower and any Guarantor(s) hereby waive and release any claims that they may have against the BA Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by the Proposal.

Sharing of Information:

The Borrower and any Guarantor acknowledge and agree that any information regarding the Borrower and any Guarantor or their respective partners, members or affiliates provided to any affiliate of the Lender by the Borrower or any Guarantor may be shared by said affiliate with the Lender. In addition, the Borrower and any Guarantor acknowledges and agrees that any information regarding the Borrower and any Guarantor or their respective partners, members or affiliates, the Lease and the Equipment provided to the Lender by the Borrower, any Guarantor or any affiliate of the Borrower may be shared by the Lender with its affiliates, agents and any potential or actual assignees. The Borrower and any Guarantor further acknowledges and agrees that the terms of this provision apply to all such information notwithstanding the fact that certain information may be confidential or subject to an agreement that would otherwise prohibit or limit the disclosure of such information in accordance with this provision. The Borrower and any Guarantor also acknowledge that BAL may use any image, chart, graph, logo or other information obtained from the Borrower‘s or Guarantor‘s web sites, annual reports, presentations, marketing materials or other materials provided by the Borrower or Guarantor and may include any such images or information in any confidential information materials furnished to actual or potential assignees or participants in the transaction.